Acorn Energy, Inc. Provides Corporate Update

MONTCHANIN, Del., Feb. 21, 2012 /PRNewswire/ — Acorn Energy, Inc. (“Acorn” or “the Company”) (NASDAQ: ACFN - News), a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management, today issued a corporate update which includes an outlook for 2012.

John Moore, CEO of Acorn Energy stated, “We remain highly enthusiastic regarding the progress that each of our portfolio companies continues to make and we expect a record 2012 from each. Furthermore, the recent acquisition of OmniMetrix, LLC, a leading developer and producer of remote monitoring equipment and systems for emergency power generators and underground pipelines, expands our portfolio further into the emerging world of digital energy infrastructure. OmniMetrix is a profitable and growing enterprise. By investing relatively modest sums to further build its leadership position in on-site power generation monitoring and pipeline safety, we believe we can make a significant impact on stockholder value.”

“We have proven our thesis of capital light, energy technology investing with our successful exits from CoaLogix (sold for $101M in August 2011),and Comverge{ticker: COMV} (ACFN exited a majority of its interest at a $600M valuation in the Goldman Sachs secondary offering in December 2007).” Mr. Moore concluded, “We are tremendously excited about our current portfolio of companies. Our pipeline of business opportunities is large and growing. We feel confident in our ability to grow Acorn’s revenues substantially in the coming years.”

2012 Outlook - DSIT:

•	Record revenues
•	New customer acquisition
•	AquaShield™ product line extensions
•	Collaboration with US Seismic for harbor- and land-based security offerings

2012 Outlook - GridSense:

•	Expansion of Transformer IQ™ major deployments
•	New field applications of the Transformer IQ™
•	New software and hardware product platform introductions

– Overview and 2012 Outlook - OmniMetrix:

•	$3.0 million in revenues in 2011, up from $1.7 million in 2010 based on unaudited financial statements
•	$0.8 million pre-tax Income in 2011
•	$8.5 million purchase price. Net of cash, receivables and payables (expected to be approximately $1.0 million) this represents a 2.5 multiple of sales

•	Immediately accretive
•	Subscription business model with a strong base of recurring revenue
•	Will continue to build upon key partnerships within multi-billion dollar generator industry
•	Expand penetration of prestigious reference pipeline customers

2012 Outlook - US Seismic Systems:

•	First commercial shipments expected in the first half of 2012
•	First commercial trial results and product feedback expected by the third quarter of 2012
•	Continuing field demonstrations for new potential customers
•	Capacity expansion to transition from engineering focus to production

“Our corporate cash balance remains very strong and our ability to continue funding our businesses and pay our regular dividend remains intact. We are confident we have a unique investment thesis in digital energy infrastructure and expect to continue to provide attractive returns to our stockholders,” stated Moore.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management.  Thefour businesses in which we have controlling interests, improve the world's energy infrastructure by making it: more secure - providing security solutions for underwater energy infrastructure (DSIT); more reliable - providing condition-based monitoring to critical assets on the electric grid (GridSense, OmniMetrix) and;more productive and efficient - increasing oil and gas production while lowering costs through use of permanent ultra-high sensitive seismic tools that allowfor a more precise picture of reservoirs (US Seismic). For more information visit: http://www.acornenergy.com.

SafeHarbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com